Subject to Completion, Pricing Supplement dated January 23, 1996


PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 33 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                                           January  , 1996
                                                                Rule 424(b)(3)
                                 $100,000,000

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

               % MANDATORILY EXCHANGEABLE NOTES DUE FEBRUARY 2, 1998

                Mandatorily Exchangeable For Shares of Common Stock of
                                   CITICORP

The   % Mandatorily Exchangeable Notes due February 2, 1998 (the "Notes") are
Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes - Fixed Rate Notes."

The principal amount of each of the Notes being offered hereby will be $
(the "Initial Price").  The Notes will mature on February 2, 1998.  Interest
on the Notes, at the rate of    % of the principal amount per annum, is
payable quarterly in arrears on each February 1, May 1, August 1 and November 1, beginning May 1, 1996.

At maturity (including as a result of acceleration or otherwise), the principal amount of each Note will be mandatorily exchanged by the Company into a number of shares of the common stock, par value $1.00 per share, of Citicorp (the "Citicorp Stock") (or at the Company's option, cash with an equal value in the case of clause (b) below) at the Exchange Rate. The Exchange Rate is equal to, subject to certain adjustments, (a) if the product of the Exchange Factor (as defined below) and the Market Price (as defined herein) per share of Citicorp Stock determined as of the maturity of the Notes
(the "Maturity Price") is greater than or equal to $     (the "Threshold
Appreciation Price"),       of the product of the Exchange Factor and one
share of Citicorp Stock per Note, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fraction of the product of the Exchange Factor and one share of Citicorp Stock so that the value of such fraction (determined at the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, the product of the Exchange Factor and one share of Citicorp Stock per Note. The Exchange Factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events.
Because the Exchange Rate varies depending on the Maturity Price, holders of the Notes will not necessarily receive at maturity an amount equal to the principal amount thereof. See "Exchange at Maturity," "Exchange Factor" and "Antidilution Adjustments" in this Pricing Supplement.

Interest on the Notes will accrue at a higher rate than the rate at which dividends have been paid on the Citicorp Stock. The opportunity for equity appreciation afforded by an investment in the Notes is less than that afforded by an investment in the Citicorp Stock because at maturity a holder may receive less than one share of Citicorp Stock per Note. The value of the Citicorp Stock received by a holder of the Notes upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Notes.

Citicorp ("Citicorp") is not affiliated with the Company, is not involved in this offering of Notes and will have no obligations with respect to the Notes. See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for Citicorp Stock.

The Company will cause the Market Price, any adjustments to the Exchange Factor and any other antidilution adjustments to be determined by the Calculation Agent for Chemical Bank, as Trustee under the Senior Debt Indenture.

An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-5 and PS-6 herein.



                        PRICE 100% AND ACCRUED INTEREST

                                                             Proceeds to
                                            Agent's         -------------
                 Price to Public(1)      Commissions(2)      Company(1)
                --------------------    ----------------    -------------
Per Note....            100%                   %                  %
Total.......             $                    $                 $
_______________

(1) Plus accrued interest, if any, from February   , 1996.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                             MORGAN STANLEY & CO.
                                    Incorporated

INFORMATION CONTAINED IN THIS PRELIMINARY PRICING SUPPLEMENT IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE DELIVERED PRIOR TO THE TIME A FINAL PRICING SUPPLEMENT IS DELIVERED. THIS PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.









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Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.


Principal Amount:..............  $100,000,000

Maturity Date:.................  February 2, 1998

Interest Rate:.................    % per annum

Interest Payment Dates.........  February 1, May 1, August 1 and November 1

Specified Currency:............  U.S. Dollars

Issue Price:...................  100%

Original Issue Date (Settlement
  Date):.......................  February   , 1996

Book Entry Note or Certificated
  Note:........................  Book Entry

Senior Note or Subordinated
  Note:........................  Senior

Denominations:.................  $     and integral multiples thereof

Trustee:.......................  Chemical Bank

Exchange at Maturity:..........  At maturity (including as a result of acceleration or otherwise), the principal amount of each Note will be mandatorily exchanged by the Company, upon delivery of such Note to the Trustee, into a number of shares of Citicorp Stock at the Exchange Rate (or, at the Company's option in the case of clause (b) below, cash equal to $ per Note). The Exchange Rate is equal to
                                 (a) if the Maturity Price (as defined
                                 below) is greater than or equal to $ (the
                                 "Threshold Appreciation Price"), of the
                                 product of the Exchange Factor (as defined below) and one share of Citicorp Stock per Note, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, a fraction of the product of the Exchange Factor and one share of Citicorp Stock so that the value of such fraction (determined at the Maturity Price) equals the Initial Price and (c) if the Maturity Price is less than or equal to the Initial Price, the product of the Exchange Factor and one share of Citicorp Stock per Note, subject in each case to any applicable antidilution adjustments as set forth under "Antidilution Adjustments" below.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such shares of
                                 Citicorp Stock or cash to the Trustee for
                                 delivery to the holders.  The Calculation
                                 Agent shall calculate the Exchange Factor and determine the Exchange Rate applicable at the maturity of the Notes. References to payment
                                 "per Note" refer to each $      principal
                                 amount of any Note.

No Fractional Shares:..........  Upon mandatory exchange of the Notes, the
                                 Company will pay cash in lieu of issuing fractional shares of Citicorp Stock in an amount equal to the corresponding fractional Market Price as of the maturity of the Notes.

Exchange Factor:...............  The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events through and including the second NYSE Trading Day immediately prior to maturity. See "Antidilution Adjustments" below.

Initial Price:.................  $

Maturity Price:................  Maturity Price means the product of (i) the
                                 Market Price of one share of Citicorp Stock and (ii) the Exchange Factor, each determined as of the second NYSE Trading Day immediately prior to maturity.

Market Price:..................  If Citicorp Stock (or any other security for which a Market Price must be
                                 determined) is listed on a national
                                 securities exchange, is a security of The
                                 Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of Citicorp Stock (or one unit of any such other security) on any NYSE Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Citicorp Stock is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or
                                 (ii) of the preceding sentence, the Market
                                 Price for any NYSE Trading Day shall be
                                 the mean, as determined by the Calculation
                                 Agent, of the bid prices for Citicorp
                                 Stock obtained from as many dealers in
                                 such stock, but not exceeding three, as
                                 will make such bid prices available to the Calculation Agent. The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

NYSE Trading Day:..............  A day on which trading is generally conducted in the over-the-counter market for equity securities in the United States and on the New York Stock Exchange, as determined by the Calculation Agent, and on which a Market Disruption Event (as defined below) has not occurred.

Calculation Agent:.............  Morgan Stanley & Co. Incorporated ("MS &
                                 Co.")

                                 Because the Calculation Agent is an
                                 affiliate of the Company, potential
                                 conflicts of interest may exist between
                                 the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors:..................  An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Notes combine features of equity and debt instruments. Accordingly, the terms of the Notes differ from those of ordinary debt securities in that the value of the Citicorp Stock that a holder of the Notes will receive upon mandatory exchange of the principal amount thereof at maturity is not fixed, but is based on the price of the Citicorp Stock and the Exchange Rate as determined at such price. Because the price of the Citicorp Stock is subject to market fluctuations, the value of the Citicorp Stock received by a holder of Notes upon exchange at maturity, determined as described herein, may be more or less than the principal amount of the Notes. If the Maturity Price of the Citicorp Stock is less than the Initial Price, the amount receivable upon exchange will be less than the principal amount of the Notes, in which case an investment in the Notes may result in a loss.

                                 The opportunity for equity appreciation
                                 afforded by an investment in the Notes is less than that afforded by an investment in the Citicorp Stock because at maturity a holder will receive less than one share of Citicorp Stock per Note if the value of such Citicorp Stock (as adjusted by the Exchange Factor) has appreciated above the Initial Price.

                                 Although the amount that holders of the Notes are entitled to receive at maturity is subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the Market Price of the Citicorp Stock, including, without limitation, the occurrence of a partial tender or exchange offer for the Citicorp Stock by Citicorp or any third party. Such other events may adversely affect the market value of the Notes.

                                 There can be no assurance as to how the
                                 Notes will trade in the secondary market or whether such market will be liquid or illiquid. Securities with characteristics similar to the Notes are novel securities, and there is currently no secondary market for the Notes. The market value for the Notes will be affected by a number of factors in addition to the creditworthiness of the Company and the value of Citicorp Stock, including, but not limited to, the volatility of Citicorp Stock, the dividend rate on Citicorp Stock, market interest and yield rates and the time remaining to the maturity of the Notes. In addition, the value of Citicorp Stock depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally and the market segment of which Citicorp is a part and over which the Company has no control.
                                 The market value of the Notes is expected to depend primarily on changes in the Market Price of Citicorp Stock. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Market Price of Citicorp Stock is below, equal to or not sufficiently above the Initial Price. The historical Market Prices of Citicorp Stock should not be taken as an indication of Citicorp Stock's future performance during the term of any Note.

                                 The Notes will not be listed on any national securities exchange or accepted for quotation on a trading market and, as a result, pricing information for the Notes may be difficult to obtain.

                                 The Company is not affiliated with Citicorp and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning Citicorp, corporate events of Citicorp, including those described below in "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

                                 Citicorp is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. Citicorp will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Holders of the Notes will not be entitled to any rights with respect to the Citicorp Stock (including, without limitation, voting rights, the rights to receive any dividends or other distributions in respect thereof and the right to tender or exchange Citicorp Stock in any partial tender or exchange offer by Citicorp or any third party) until such time as the Company shall deliver shares of Citicorp Stock to holders of the Notes at maturity.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Factor and other antidilution adjustments that may influence the determination of the amount of Citicorp Stock or other property receivable at the maturity of the Notes. See "Antidilution Adjustments" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Antidilution Adjustments:......  The Exchange Factor (and, in the case of paragraph 5 below, the determination of the Exchange Rate) will be adjusted as follows:

                                 1.  If Citicorp Stock is subject to a stock
                                 split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Citicorp Stock.

                                 2.  If Citicorp Stock is subject to a stock
                                 dividend (issuance of additional shares of Citicorp Stock) that is given ratably to all holders of shares of Citicorp Stock, then once the dividend has become effective and Citicorp Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Citicorp Stock and (ii) the prior Exchange Factor.

                                 3.  There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to Citicorp Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Citicorp Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                 Dividend for Citicorp Stock by an amount equal to at least 10% of the Market Price of Citicorp Stock on the NYSE Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Citicorp Stock, the Exchange Factor with respect to Citicorp Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the NYSE Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the NYSE Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Citicorp Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Citicorp Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Citicorp Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Factor pursuant to clause (v) of paragraph 5.

                                 4.  If Citicorp issues rights or warrants
                                 to all holders of Citicorp Stock to
                                 subscribe for or purchase Citicorp Stock at an exercise price per share less than the Market Price of the Citicorp Stock on
                                 (i) the date the exercise price of such
                                 rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Citicorp Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Citicorp Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Citicorp Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Citicorp Stock which the aggregate offering price of the total number of shares of Citicorp Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                 5.  If (i) there occurs any reclassification
                                 or change of Citicorp Stock, (ii) Citicorp,
                                 or any surviving entity or subsequent
                                 surviving entity of Citicorp (a "Citicorp
                                 Successor") has been subject to a merger,
                                 combination or consolidation and is not the
                                 surviving entity, (iii) any statutory
                                 exchange of securities of Citicorp or any
                                 Citicorp Successor with another corporation
                                 occurs (other than pursuant to clause (ii)
                                 above), (iv) Citicorp is liquidated, (v)
                                 Citicorp issues to all of its shareholders
                                 equity securities of an issuer other than
                                 Citicorp (other than in a transaction
                                 described in clauses (ii), (iii) or (iv)
                                 above) (a "Spin-off Event") or (vi) a tender
                                 or exchange offer is consummated for all the
                                 outstanding shares of Citicorp Stock (any
                                 such event in clauses (i) through (vi) a
                                 "Reorganization Event"), the method of
                                 determining the Exchange Rate in respect of
                                 the amount payable upon exchange at maturity
                                 for each Note will be adjusted to provide
                                 that each holder of Notes will receive at
                                 maturity, in respect of the principal amount
                                 of each Note, securities, cash or any other
                                 assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Citicorp Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") (or cash, in the case of clause
                                 (b) below) in an amount equal to (a) if the
                                 Transaction Value (as defined below) is
                                 greater than or equal to the Threshold
                                 Appreciation Price,       multiplied by the
                                 Transaction Value, (b) if the Transaction
                                 Value is less than the Threshold Appreciation Price but greater than the Initial Price, the Initial Price and (c) if the Transaction Value is less than or equal to the Initial Price, the Transaction Value; provided that, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Notes will be deemed to be accelerated to the date on which such cash is distributed to holders of Citicorp Stock. If Exchange Property consists of more than one type of property, holders of Notes will receive at maturity a pro rata share of each such type of Exchange Property. "Transaction Value" means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Citicorp Stock, as adjusted by the Exchange Factor, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value of such Exchange Property received for each share of Citicorp Stock at the date of the receipt of such Exchange Property, as adjusted by the Exchange Factor, as determined by the Calculation Agent and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price per share of such security at the maturity of the Notes multiplied by the quantity of such security received for each share of Citicorp Stock, as adjusted by the Exchange Factor.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor or Exchange Rate will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor or Exchange Rate then in effect. The Exchange Factor or Exchange Rate resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Factor or Exchange Rate will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Citicorp Stock, including, without limitation, a partial tender or exchange offer for the Citicorp Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the
                                 Exchange Factor or Exchange Rate and of
                                 any related determinations and
                                 calculations with respect to any
                                 distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or Exchange Rate upon written request by any holder of the Notes.

Market Disruption Event:.......  "Market Disruption Event" means, with respect to Citicorp Stock:

                                  (i) a suspension, absence or material
                                 limitation of trading of Citicorp Stock on the primary market for Citicorp Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to Citicorp Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                  (ii) a determination by the Calculation
                                 Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a
                                 Market Disruption Event has occurred:  (1)
                                 a limitation on the hours or number of
                                 days of trading will not constitute a
                                 Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,
                                 (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on Citicorp Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Citicorp Stock and (5) an "absence of trading" on the primary securities market on which options contracts related to Citicorp Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Citicorp Stock; Public
  Information..................  Citicorp Stock is registered under the
                                 Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available Information" in the accompanying Prospectus. In addition, information regarding Citicorp may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO
                                 THE NOTES OFFERED HEREBY AND DOES NOT
                                 RELATE TO CITICORP STOCK OR OTHER
                                 SECURITIES OF CITICORP.  ALL DISCLOSURES
                                 CONTAINED IN THIS PRICING SUPPLEMENT
                                 REGARDING CITICORP ARE DERIVED FROM THE
                                 PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN
                                 THE PRECEDING PARAGRAPH.  NEITHER THE
                                 COMPANY NOR THE AGENT HAS PARTICIPATED IN
                                 THE PREPARATION OF SUCH DOCUMENTS OR MADE
                                 ANY DUE DILIGENCE INQUIRY WITH RESPECT TO
                                 CITICORP.  NEITHER THE COMPANY NOR THE
                                 AGENT MAKES ANY REPRESENTATION THAT SUCH
                                 PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER
                                 PUBLICLY AVAILABLE INFORMATION REGARDING
                                 CITICORP ARE ACCURATE OR COMPLETE.
                                 FURTHERMORE, THERE CAN BE NO ASSURANCE
                                 THAT ALL EVENTS OCCURRING PRIOR TO THE
                                 DATE HEREOF (INCLUDING EVENTS THAT WOULD
                                 AFFECT THE ACCURACY OR COMPLETENESS OF THE
                                 PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN
                                 THE PRECEDING PARAGRAPH)  THAT WOULD
                                 AFFECT THE TRADING PRICE OF CITICORP STOCK
                                 (AND THEREFORE THE INITIAL PRICE, THE
                                 THRESHOLD APPRECIATION PRICE AND THE
                                 EXCHANGE RATE APPLICABLE ABOVE THE
                                 THRESHOLD APPRECIATION PRICE)  HAVE BEEN
                                 PUBLICLY DISCLOSED.  SUBSEQUENT DISCLOSURE
                                 OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR
                                 FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS
                                 CONCERNING CITICORP COULD AFFECT THE VALUE
                                 RECEIVED AT MATURITY WITH RESPECT TO THE
                                 NOTES AND THEREFORE THE TRADING PRICES OF
                                 THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS
                                 AFFILIATES MAKE ANY REPRESENTATION TO ANY
                                 PURCHASER OF NOTES AS TO THE PERFORMANCE
                                 OF CITICORP STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with Citicorp including extending loans to, or making equity investments in, Citicorp or providing advisory services to Citicorp, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to Citicorp and, in addition, one or more affiliates of the Company may publish research reports with respect to Citicorp. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to Citicorp. Any prospective purchaser of a Note should undertake an independent investigation of Citicorp as in its judgment is appropriate to make an informed decision with respect to an investment in Citicorp Stock.

Historical Information.........  The following table sets forth the high and low Market Price during 1993, 1994,
                                 1995, and during 1996 through January 22,
                                 1996.  The Market Price on January 22,
                                 1996 was $70 1/8.  The Market Prices
                                 listed below have been derived from
                                 publicly disseminated information that the
                                 Company believes to be accurate. Neither the Company nor the Agent makes any representation as to the accuracy of such information. The historical prices of Citicorp Stock should not be taken as an indication of future performance, and no assurance can be given that the price of Citicorp Stock will not decrease so that the beneficial owners of the Notes will receive at maturity shares of Citicorp Stock worth less than the principal amount of the Notes. Nor can assurance be given that the price of Citicorp Stock will increase above the Threshold Appreciation Price so that at maturity the beneficial owners of the Notes will receive an amount in excess of the principal amount of the Notes.

                                                        Dividends
         Citicorp                High        Low        Per Share
         --------                ----        ---        ---------
(CUSIP #17303410)

1993:
First Quarter..............      29 5/8      20 7/8         -
Second Quarter.............      30 3/8      25 3/4         -
Third Quarter..............      38 1/8      30 1/8         -
Fourth Quarter.............      39 5/8      33 7/8         -

1994:
First Quarter..............      43 3/4      36 5/8         -
Second Quarter.............      41 7/8      36 3/4        .15
Third Quarter..............      45          40            .15
Fourth Quarter.............      47 3/4      40            .15

1995:
First Quarter..............      45          38 7/8        .30
Second Quarter.............      59 3/4      42 7/8        .30
Third Quarter..............      71 7/8      58 3/8        .30
Fourth Quarter.............      73 3/8      63 5/8        .30

1996:
First Quarter
 Through January 22,
 1996......................      70 1/8      62 1/2        .45


Use of Proceeds and Hedging:...  The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On the date of this Pricing Supplement, the
                                 Company, through its subsidiaries and others, may hedge its anticipated exposure in connection with the Notes by taking positions in Citicorp Stock, in options contracts on Citicorp Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with
                                 such hedging.   Purchase activity could
                                 potentially increase the price of Citicorp
                                 Stock, and therefore effectively increase the level to which Citicorp Stock must rise before a holder of a Note would receive at maturity an amount of Citicorp Stock worth as much as or more than the principal amount of the Notes. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of Citicorp Stock or such options, there can be no assurance that the Company will not affect such price as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments.

United States Federal Taxation:  The following discussion, to the extent it contains legal conclusions, is based on the opinion of Davis Polk & Wardwell, special tax counsel to the Company. This discussion supplements the "United States Federal Taxation" section in the accompanying Prospectus Supplement and should be read in conjunction therewith. Any limitations on disclosure and any defined terms contained therein are equally applicable to the summary below. Because of the absence of authority on point, there are substantial uncertainties regarding the U.S. federal income tax consequences of an investment in the Notes.

                                 The Company intends to treat the Notes as indebtedness of the Company and such treatment is binding on the Company and on all holders except for holders who disclose on their tax returns that they are treating the Notes in a manner that is inconsistent with the Company's treatment of the Notes. The Company's treatment is not, however, binding upon the Internal Revenue Service or the courts, and there can be no assurance that it will be accepted.

                                 The Company presently intends to treat the coupon interest on the Notes as reportable interest. Under this approach, such interest would be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States income tax purposes.

                                 Although proposed Treasury regulations
                                 addressing the treatment of contingent debt instruments were issued on December 15, 1994, such regulations, which generally would require current accrual of contingent amounts and would affect the character of gain on the sale, exchange or retirement of debt, by their terms apply only to debt instruments issued on or after the 60th day after the regulations are finalized.

                                 Under general United States federal income tax principles, upon maturity of a Note, a United States Holder will recognize gain or loss, if any, equal to the difference between the amount realized at maturity and such Holder's tax basis in the Note. Any loss recognized upon maturity will be capital loss. It is unclear under existing law whether gain recognized at maturity will be treated as ordinary or capital in character. Subject to further guidance from the Internal Revenue Service, however, the Company does not presently intend to treat such gain as reportable interest income. Prospective investors should consult with their tax advisors regarding the character of gain recognized at maturity.

                                 United States Holders that have acquired debt instruments similar to the Notes and have accounted for such debt instruments under proposed, but subsequently withdrawn, Treasury regulations may be deemed to have established a method of accounting that must be followed with respect to the Notes, unless consent of the Commissioner of the Internal Revenue Service is obtained to change such method. Absent such consent, such a Holder would be required to account for the Notes in the manner prescribed in such withdrawn Treasury regulations. The Internal Revenue Service, however, would not be required to accept such method as correct.

                                 Any gain or loss recognized on the sale or exchange of a Note prior to maturity will be treated as capital in character.

                                 There can be no assurance that the ultimate tax treatment of the Notes would not differ significantly from the description herein. Prospective investors are urged to consult their tax advisors as to the possible consequences of holding the Notes.

                                 See also "United States Federal Taxation" in the accompanying Prospectus Supplement.